Exhibit 99.1
NEWS
RELEASE
FOR IMMEDIATE RELEASE
CONTACT: Chris L. Nines
                       (512) 433-5210
FORESTAR ANNOUNCES SALE OF 20,000 ACRES
OF HBU TIMBERLAND FOR $39.5 MILLION
     AUSTIN, TEXAS, June 29, 2009—Pursuant to previously announced strategic initiatives, Forestar Group Inc. (NYSE: FOR) today announced that it entered into a definitive agreement with Holland M. Ware, to sell approximately 20,000 acres of HBU timberland in Georgia for approximately $39.5 million in a cash transaction.
     The transaction is expected to close third quarter 2009. The company intends to use proceeds from this sale to reduce debt.
     “This sale represents another significant step in executing our strategic initiatives. We have executed definitive agreements with investors for the sale of approximately 95,000 acres of timberland in Georgia and Alabama for almost $160 million, including $120 million which was completed on June 16, 2009. We firmly believe these strategic initiatives will enhance shareholder value,” said Jim DeCosmo, president and chief executive officer.
     Goldman, Sachs & Co. served as financial advisor and Sutherland Asbill & Brennan LLP served as legal advisor to Forestar in connection with the transaction.
About Forestar Group
     Forestar Group Inc. operates in three business segments: real estate, mineral resources and fiber resources. The real estate segment owns directly or through ventures over 288,000 acres of real estate located in ten states and thirteen markets in the U.S. The real estate segment has 25 real estate projects representing almost 34,000 acres currently in the entitlement process, and 78 entitled, developed and under development projects in eight states and twelve markets encompassing over 17,000 acres, comprised of almost 30,000 residential lots and over 2,200 commercial acres. The mineral resources segment manages about 622,000 net acres of oil and gas mineral interests. The fiber resources segment sells wood fiber from its land primarily located in Georgia, and leases land for recreational uses. The company also has a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.38 million acres in Texas, Louisiana, Georgia and Alabama. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward-looking Statements
This release contains “forward-looking statements” within the meaning of the federal securities laws. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; the availability of loans and fluctuations in the credit markets; the opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; changes in federal energy policies; demand for oil and gas; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this release.